EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related prospectus of St. Jude Medical, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated March 2, 2010, with respect to the consolidated financial statements of St. Jude Medical, Inc. and the effectiveness of internal control over financial reporting of St. Jude Medical, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended  January 2, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

October 19, 2010

Minneapolis, Minnesota